Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp

T1 Energy Inc. 1211 E 4th St. Austin, Texas 78702 409-599-5706	One Manhattan West New York, NY 10001 ________ TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com January 21, 2026

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Re:	T1 Energy Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special United States counsel to T1 Energy Inc., a Delaware corporation (the “Company”), in connection with the resale by the selling securityholders identified on Schedule 1 hereto (the “Selling Securityholders”) of (i) one or more warrants to purchase up to 7,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a purchase price of $0.01 per share (collectively, the “Warrant”), issued to Stellar Hann Investment Ltd. (“Stellar Hann”) in a private placement on September 10, 2025 and (ii) up to 14,274,704 shares of Common Stock, consisting of (x) 3,000,000 shares of Common Stock (the “Private Placement Shares”) issued to Trina Solar (Schweiz) AG (“Trina”) in a private placement on December 30, 2025, (y) 7,000,000 shares of Common Stock issuable by the Company to the applicable Selling Securityholder upon the exercise of the Warrant (the “Warrant Shares”) and (z) 4,274,704 shares of Common Stock (the “Antidilution Shares”) issued to Trina in a private placement on January 21, 2026. We have been advised that (i) the Private Placement Shares were issued pursuant to the letter agreement, dated December 29, 2025 (the “Payoff Letter”), by and among Trina, the Company and Trina Solar (U.S.), Inc., as a portion of the consideration for (A) the full satisfaction and discharge of the $150,000,000 1% per annum senior unsecured note due 2029 issued by the Company to Trina on December 23, 2024 (the “Loan Note”), in connection with the transactions contemplated by that certain transaction agreement, dated November 6, 2024 (the “Transaction Agreement”), by and between Trina and the Company and (B) the partial discharge of the production reservation fee of $220,000,000 pursuant to the Transaction Agreement, (ii) the Warrant was issued, and the Warrant Shares are issuable, pursuant to a warrant agreement, dated as of September 10, 2025, by and between the Company and Stellar Hahn (the “Warrant Agreement”) and (iii) the Antidilution Shares were issued to Trina pursuant to Section 7.16 of the Transaction Agreement. The Private Placement Shares, the Warrant, the Warrant Shares and the Antidilution Shares are collectively referred herein as the “Securities.”

T1 Energy Inc.

January 21, 2026

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)	the registration statement on Form S-3ASR (File No. 333-292857) of the Company relating to the securities of the Company filed on January 21, 2026 with the Securities and Exchange Commission (the “Commission”) under the Securities Act, allowing for delayed or continuous offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)	the prospectus, dated January 21, 2026 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)	the prospectus supplement, dated January 21, 2026 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Securities in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)	an executed copy of the Payoff Letter;

(e)	an executed copy of the Loan Note;

(f)	an executed copy of the Transaction Agreement;

(g)	an executed copy of the Warrant Agreement;

(h)	an executed copy of the Antidilution Rights Letter;

(i)	an executed copy of a certificate of Andrew Munro, Chief Legal and Policy Officer of the Company, dated the date hereof (the “Officer’s Certificate”);

(j)	copies of (i) the Company’s Certificate of Incorporation, as in effect as of December 19, 2023, certified pursuant to the Officer’s Certificate, (ii) the Company’s Amended and Restated Certificate of Incorporation, as in effect as of November 4, 2024, certified pursuant to the Officer’s Certificate, (iii) the Company’s Amended and Restated Certificate of Incorporation, as amended and in effect as of August 14, 2025, certified pursuant to the Officer’s Certificate, and (iv) the Company’s Amended and Restated Certificate of Incorporation, as amended and in effect as of the date hereof and since December 3, 2025, certified by the Secretary of State of the State of Delaware as of January 21, 2026 (the “Certificate of Incorporation”), and certified pursuant to the Officer’s Certificate;

T1 Energy Inc.

January 21, 2026

(k)   copies of (i) the Company’s Bylaws, as in effect as of December 19, 2023, certified pursuant to the Officer’s Certificate, (ii) the Company’s Amended and Restated Bylaws, as amended and in effect as of November 4, 2024, certified pursuant to the Officer’s Certificate, (iii) the Company’s Second Amended and Restated Bylaws, as amended and in effect as of August 14, 2025, certified pursuant to the Officer’s Certificate, and (iv) the Company’s Third Amended and Restated Bylaws, as in effect as of the date hereof and since December 4, 2025, certified pursuant to the Officer’s Certificate; and

(l)     a copy of certain resolutions of the Board of Directors of the Company, adopted on December 19, 2023, November 4, 2024, August 14, 2025 and December 28, 2025, certified pursuant to the Officer’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Selling Securityholders and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and the Selling Securityholders and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. We have also assumed that (i) the Company received or will receive the consideration for the Securities set forth in the Transaction Documents and the applicable resolutions of the Board of Directors of the Company approving the issuance of all such Securities, (ii) the issuance of the Private Placement Shares has been, and each issuance of the Warrant Shares will be, registered in the Company’s share registry and (iii) the Warrant Price (as defined in the Warrant Agreement) will be at least equal to the par value of the Common Stock at the time of the issuance of the Warrant Shares. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and the Selling Securityholders and others and of public officials including the facts and conclusions set forth in the Officer’s Certificate and the Certificate of Incorporation and the factual representations and warranties contained in the Transaction Agreement, the Loan Note and the Warrant Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of Delaware and (ii) the General Corporation Law of the State of Delaware (the “DGCL”) (all of the foregoing being referred to as “Opined-on-Law”). The Payoff Letter, the Loan Note, the Transaction Agreement, the Warrant Agreement and the Antidilution Rights Letter are referred to herein collectively as the “Transaction Documents.” As used herein, “Organizational Documents” means those documents listed in paragraphs (j) and (k) above.

T1 Energy Inc.

January 21, 2026

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. The Securities have been duly authorized by all requisite corporate action on the part of the Company under the DGCL.

2. The Private Placement Shares and the Antidilution Shares are, and the Warrant Shares when issued and delivered upon due exercise of the Warrant against payment therefor in accordance with the Warrant Agreement will be, validly issued, fully paid and nonassessable.

3. The Warrant constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms under the laws of the State of Delaware.

The opinions stated herein are subject to the following assumptions and qualifications:

(a) we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and governmental orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to the Transaction Agreements or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c) except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

(d) we do not express any opinion with respect to the enforceability of any provision contained in the Warrant Agreement relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

(e) the opinions stated herein are limited to the agreements and documents specifically identified in the opinions contained herein (the “Specified Documents”) without regard to any agreement or other document referenced in any such Specified Document (including agreements or other documents incorporated by reference or attached or annexed thereto) and without regard to any other agreement or document relating to any such Specified Document that is not a Transaction Document;

T1 Energy Inc.

January 21, 2026

(f)   to the extent that any opinion relates to the enforceability of the choice of Delaware law and choice of Delaware forum provisions contained in the Warrant Agreement, the opinions stated herein are rendered solely in reliance upon Delaware Code title 6, section 2708 and are subject to the qualification that such enforceability may be subject to the exceptions and limitations in Section 2708 as well as by principles of public policy, comity and constitutionality;

(g) we do not express any opinion with respect to the enforceability of any provision of the Warrant Agreement to the extent that such section purports to bind the Company to the exclusive jurisdiction of any particular federal court or courts; and

(h) we call to your attention that irrespective of the agreement of the parties to each Transaction Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document.

In addition, in rendering the foregoing opinions we have also assumed that:

(a) neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance or sale, as applicable, of the Securities: (i) constituted or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (i) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company or any of its subsidiaries contained in such agreements or instruments), (ii) contravened or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iii) violated or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to Opined-on-Law);

(b) the Company’s issuance of the Private Placement Shares and the Antidilution Shares did not, and the issuance of the Warrant Shares does not and will not, (i) except to the extent expressly stated in the opinions contained herein, violate any statute to which the Company or such issuance is subject, or (ii) constitute a violation of, or a breach under, or require the consent or approval of any other person under, any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Organizational Documents or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such agreements or instruments), and we have further assumed that the Company will continue to have sufficient authorized shares of Common Stock;

T1 Energy Inc.

January 21, 2026

(c) neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance or sale, as applicable, of the Securities, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction; and

(d) the Company’s authorized capital stock is as set forth in the Certificate of Incorporation and we have relied solely on the certified copy thereof issued by the Secretary of State of the State of Delaware and have not made any other inquiries or investigations.

This opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. We also hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

T1 Energy Inc.

January 21, 2026

Schedule I

Selling Securityholder	Maximum Number of Securities to be Offered
Trina Solar (Schweiz) AG	7,274,704 shares of Common Stock
Stellar Hann Investment Ltd. (f/k/a Trinaway Investment Second Ltd.)	7,000,000 Warrants 7,000,000 shares of Common Stock